Exhibit 99.1

Hecla Reports Second Quarter 2014 Results

Lowers silver cash cost guidance

For the Period Ended June 30, 2014

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--July 31, 2014--Hecla Mining Company (NYSE:HL) today announced a second quarter net loss applicable to common shareholders of $14.5 million, or $0.04 per share, and a loss after adjustments applicable to common shareholders of $0.8 million, or $0.00 per share.1 Second quarter silver production was 2.5 million ounces at a cash cost, after by-product credits, per silver ounce of $5.34.2

The Company reported a 12% increase in second quarter silver production to 2.5 million ounces compared to a year ago due to the fully operational Lucky Friday silver mine. In addition, gold production increased 96% to 43,554 ounces as a result of the Casa Berardi gold mine in Quebec, which was acquired on June 1, 2013.

SECOND QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS

  Sales of $117.5 million - a 38% increase over the second quarter of 2013.
  Adjusted EBITDA of $39.8 million3 - an 18% increase over the prior year quarter.
  Operating cash flow of $26.6 million - an increase of $27.7 million over the prior year quarter.
  Total silver production of 2.5 million ounces, a 12% increase over 2013's comparable quarter, at a cash cost, after by-product credits, per silver ounce, of $5.34.
  Gold production of 43,554 ounces, a 96% increase over 2013's comparable quarter, of which 28,623 ounces were produced at Casa Berardi at a cash cost, after by-product credits, per gold ounce of $952.2
  Continued improvement at Lucky Friday with silver production increasing 17% over the first quarter, 2014 and 278% over the prior year period.
  Outstanding drill results at San Sebastian, Casa Berardi, and Greens Creek.
  Cash and cash equivalents of $222 million at June 30, 2014.
  Lowered annual guidance for cash cost, after by-product credits, per silver ounce to $5.00.4
  Declaration of $0.0025 cash dividend on common stock under the Company's dividend policy.

1 Loss after adjustments applicable to common shareholders represents a non-US Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income applicable to common shareholders (GAAP) to adjusted net income (loss) applicable to common shareholders can be found at the end of the release.

2 Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

3 Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (GAAP) can be found at the end of the release.

4 Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

"In the second quarter our stronger revenue and cash flow from operations were driven by production growth, particularly gold, and higher realized metal prices, especially zinc," said Phillips S. Baker Jr., Hecla's President and CEO. "Lucky Friday continues to perform, delivering its highest silver production in 10 quarters. At Greens Creek, the consistent production profile and very low cash cost, after by-product credits, is the cornerstone for our cash generation. Casa Berardi operations are becoming more consistent, and we have begun implementing improvements which are expected to improve the mine's economics by $140 million over its life. The strong performance of our three mines, in an environment of rising metals prices, has enabled us to end the quarter with $222 million of cash. With the stronger zinc and lead prices, we now expect annual silver cash cost, after by-product credits to be about $5 per ounce, among the lowest in the industry."

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the second quarter was $14.5 million, or $0.04 per share, compared to net loss applicable to common shareholders of $25.0 million, or $0.08 per share, for the same period a year ago, and was impacted by the following items:

  Revenue increased by 38% over the second quarter of 2013 due to the Casa Berardi gold mine, acquired on June 1, 2013, producing for the full quarter, as well as full production from the Lucky Friday and higher realized metals prices.
  Net mark-to-market loss on base metal derivative contracts of $11.6 million, as a result of rising base metals prices, compared to a net gain of $6.5 million in the second quarter of 2013.
  Reduced spending on exploration and pre-development by $7.2 million over the prior year period.
  Ownership of Canadian assets resulted in a $5.4 million foreign exchange loss in the 2014 period.
  Higher realized silver, gold, lead and zinc prices, as detailed below.
  Aurizon acquisition costs of $20.3 million in the second quarter of 2013 did not recur in 2014.

	Second Quarter Ended		Six Months Ended
HIGHLIGHTS	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
FINANCIAL DATA
Sales (000)	$117,502	$85,330	$243,289	$161,780
Gross profit (000)	$18,728	$5,111	$40,971	$30,729
Income (loss) applicable to common shareholders (000)	$(14,537)	$(24,996)	$(3,034)	$(14,040)
Basic and diluted loss per common share	$(0.04)	$(0.08)	$(0.01)	$(0.05)
Net income (loss) (000)	$(14,399)	$(24,858)	$(2,758)	$(13,764)
Cash provided by (used in) operating activities (000)	$26,646	$(1,085)	$57,029	$10,275

Capital expenditures (excluding capitalized interest) at the operations totaled $30.5 million for the second quarter. Expenditures were $12.3 million at the Lucky Friday, $7.2 million at Greens Creek and $11.0 million at Casa Berardi.

Metals Prices

The average realized silver price in the second quarter was $19.62 per ounce, 21% higher than the $16.27 price realized in the second quarter of 2013. Realized gold, lead and zinc prices also increased, by 4%, 8% and 12%, respectively, from the second quarter of 2013.

		Second Quarter Ended		Six Months Ended
		June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$19.62	$23.11	$20.06	$26.59
	Realized price per ounce	$19.62	$16.27	$19.83	$21.41
Gold -	London PM Fix ($/oz)	$1,288	$1,414	$1,291	$1,522
	Realized price per ounce	$1,291	$1,245	$1,295	$1,362
Lead -	LME Cash ($/pound)	$0.95	$0.93	$0.95	$0.99
	Realized price per pound	$1.00	$0.93	$0.99	$0.98
Zinc -	LME Cash ($/pound)	$0.94	$0.83	$0.93	$0.88
	Realized price per pound	$0.94	$0.84	$0.92	$0.88

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2014:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2014 settlements	12,236	6,449	$0.95	$0.95

Contracts on forecasted sales
2014 settlements	19,566	14,330	$1.01	$1.09
2015 settlements	49,604	40,179	$0.96	$1.07
2016 settlements	32,022	32,132	$0.97	$1.03
2017 settlements	661	—	$0.99	N/A

The contracts represent 35% of the forecasted payable zinc production at an average price of $0.97 per pound and 46% of the forecasted payable lead production at an average price of $1.05 per pound.

OPERATIONS OVERVIEW

Overview

  Lucky Friday silver production increased 17% over the first quarter 2014 and 278% over the second quarter 2013 due to the ramp-up in production last year.
  Casa Berardi gold production of 28,623 is comparable to 31,259 ounces in the first quarter and, when combined with Greens Creek production, is Hecla's third highest quarterly gold production in the past seven years.
  Greens Creek production of 1.7 million ounces of silver is comparable to 1.8 million ounces in the first quarter and within the mine's expected production range.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the second quarters ended June 30, 2014 and 2013:

	Second Quarter and Six Months Ended						Second Quarter and Six Months Ended
	June 30, 2014						June 30, 2013
	Production (ounces)		Increase/(decrease) over 2013		Cash costs, after by-product credits, per silver or gold ounce¹		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce²
	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos	Q2	6 Mos
Silver	2,515,835	5,007,688	12%	21%	$5.34	$4.59	2,237,845	4,138,861	$5.56	$6.24
Gold	43,554	89,822	96%	150%	$952	$917	22,226	35,915	$1,152	$1,152
Greens Creek	1,689,183	3,476,320	(16)%	(9)%	$3.52	$2.52	2,018,961	3,799,485	$2.71	$3.79
Lucky Friday	820,786	1,520,391	278%	350%	$9.10	$9.33	217,096	337,588	$32.19	$33.75
Casa Berardi[3]	28,623	59,882	N/A	N/A	$952	$917	6,740	6,740	$1,152	$1,152

(1) Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(2) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is used as a by-product credit against the silver cash cost.

(3) Casa Berardi mine acquired on June 1, 2013.

The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2014 and 2013:

		Second Quarter Ended		Six Months Ended
		June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
PRODUCTION SUMMARY
Silver -	Ounces produced	2,515,835	2,237,845	5,007,688	4,138,861
	Payable ounces sold	2,216,264	2,314,025	4,405,967	3,907,774
Gold -	Ounces produced	43,554	22,226	89,822	35,915
	Payable ounces sold	40,513	22,018	84,478	32,010
Lead -	Tons produced	10,229	7,204	19,864	12,745
	Payable tons sold	8,654	6,960	16,234	11,317
Zinc -	Tons produced	17,383	16,129	34,474	30,400
	Payable tons sold	9,767	12,309	23,270	20,344

Greens Creek Mine - Alaska

Silver production at Greens Creek was 1.7 million ounces in the second quarter 2014 at a cash cost, after by-product credits, per silver ounce of $3.52¹ compared to 2.0 million ounces at $2.71 in the second quarter 2013. The mill operated at an average of 2,210 tons per day (tpd) during the second quarter 2014.

The per ounce cost was beneficially impacted by lower energy costs and negatively impacted by lower silver production levels. Power costs were lower due to the availability of hydroelectric power, which is expected to continue through the third quarter. Mining costs per ton increased by 12% due to lower production and higher labor costs and milling costs per ton decreased 6% due to lower energy costs in the second quarter compared to the same period in 2013. Although silver production was lower, it was within the expected range.

Lucky Friday Mine - Idaho

In the second quarter, Lucky Friday produced 820,786 ounces of silver at a cash cost, after by-product credits, per silver ounce of $9.10,¹ compared to 217,096 ounces at $32.19 per ounce in the second quarter of 2013. The reduction in cash cost, after by-product credits, per silver ounce was principally due to higher production and higher base metals prices. The mill operated at an average of 883 tpd for the quarter.

#4 Shaft, a key growth project, has been excavated approximately 2,500 feet to below the 7300 level. The project is more than 68% complete and is expected to be finished in the third quarter of 2016. The total estimated completion cost of #4 Shaft is expected to be approximately $215 million, with $148 million having been spent through the second quarter of 2014. As of June 30, 2014, the #4 Shaft team has worked 956 days without a lost-time accident.

Casa Berardi - Quebec

The Casa Berardi mine, acquired on June 1, 2013, produced 28,623 ounces of gold in the second quarter at a cash cost, after by-product credits, per gold ounce of $952.¹ For the 13-month period ending June 30, 2014 under Hecla ownership, the mine produced 122,414 ounces of gold at a cash cost, after by-product credits, per gold ounce of 934.¹ Mill throughput averaged 2,335 tpd during the second quarter of 2014.

Advanced engineering work is underway in an effort to increase metallurgical recoveries, better control dilution, and reduce the development necessary to maintain production. Beginning in 2015, these initiatives should positively affect mine economics by approximately $140 million over the life of mine.

The excavation portion of the West Mine Shaft deepening is now complete. Significant progress was also made during the quarter on construction of the shaft station, loading pocket and transfer raises. The enhanced shaft is expected to lower operating costs in future years as the mining horizon deepens and to provide a platform for deeper exploration.

(1) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration and pre-development expenses were $3.1 million and $0.4 million, respectively, in the second quarter of 2014, decreases of about $3.1 million and $4.1 million versus the second quarter of 2013 as a result of reduced discretionary spending in response to lower metals prices. Full year exploration and pre-development expenses are expected to be about $18.0 million.

Greens Creek - Alaska

At Greens Creek, definition and pre-production drilling continued to upgrade the 5250, West Wall and Deep Southwest resources. Drilling of the Deep 200 South confirmed the resource model and shows the upper limb of the bench fold extends up to 150 feet east beyond the current model. Drilling of the bench mineralization provided some of the widest and highest grade intercepts in recent history at the mine. Significant drill intersections include 85.1 oz/ton silver, 0.18 oz/ton gold, 10.2% zinc, and 4.8% lead over 12.9 feet, and 44.3 oz/ton silver, 0.40 oz/ton gold, 23.1% zinc, and 12.4% lead over 3.2 feet. See more complete drill assay highlights in the Assay Results Table at the end of the release. Drill intersections at the Deep 200 South continue to be very encouraging and mineralization remains open to the south.

Three surface drills were positioned in the south, middle and north regions of Killer Creek in mid-June to follow up on broad zones of high-grade copper, silver, lead and zinc stockwork mineralization defined by surface drill programs in 2012 and 2013. This program should better define the extents of copper and silver-zinc rich stockwork mineralization and evaluate the deeper mine contact.

Casa Berardi - Quebec

At Casa Berardi, five drills have been operating underground and one drill on surface. This drilling has successfully refined and expanded the 113, 118, 124, 125 and 140 Zones. Drilling on the upper 113 Zone from the 350 level confirmed and expanded previous resources upward towards the 310 level and assay results include an impressive 1.62 oz/ton gold over 11.8 feet, and 0.88 oz/ton gold over 8.2 feet. Drilling from the 870 level was successful in confirming and expanding resources within the lower 118-27 zone. Intersections include 0.43 oz/ton gold over 63.9 feet, and 0.29 oz/ton gold over 60.4 feet. Drilling inside and along the perimeter of the 125 Zone intersected 0.52 oz/ton gold over 13.1 feet, and 0.37 oz/ton gold over 19.4 feet.

Underground exploration drilling to the east of the 124 Zone Principal along the Casa Berardi break from the 290-300 level intersected good mineralization that includes intersections of 0.35 oz/ton gold over 14.3 feet and 0.32 oz/ton gold over 13.0 feet. Surface drill holes targeting the gold mineralization trend along the Casa Berardi break between the 124 and 140 Zones intersected 0.22 oz/ton gold over 20.0 feet and show the 124 and 140 Zones have resource potential to the east and down plunge. See more complete drill assay highlights in the Assay Results Table at the end of the release. A comprehensive review of the SW Zone resource model by mining and exploration staff is underway to evaluate whether the area will be part of a future mine plan.

Lucky Friday - Idaho

At Lucky Friday, definition drilling from the 6500 level of the 55-ramp continued to confirm resources and refine the interpretation of vein solids between the 6500 and 7500 levels, specifically below the planned advance of 15-stope and west 16-stope. Intersections of the 30 Vein include 28.6 oz/ton silver, 2.8% zinc, and 14.5% lead over 14.0 feet, and 22.8 oz/ton silver, 8.9% zinc, and 14.0% lead over 6.7 feet. See more complete drill assay highlights in the Assay Results Table at the end of the release. No major changes in ore grades or resource model shapes are anticipated based on this recent drilling, but drill holes have been extended to the south beyond 5 Vein to define the new 4 and 3 Veins.

Fayolle and Opinaca Properties- Quebec

At the Fayolle project, located about 81 miles southeast of Casa Berardi, Hecla has earned a 50% interest and become the operator. A new joint venture agreement with Typhoon Resources was finalized on July 28. The highlight of this year’s program at Fayolle was the discovery of two mineralized structures at Cinco which is three kilometers (1.9 miles) east of the Fayolle resource.

At the Opinaca property, located near Goldcorp's Eleanore project, field work commenced on June 17 with till sampling, soil sampling, and mapping in the Autor area. A strong alteration system sharing some similarities in mineralization with the Eleonore deposit has been identified at the Smiley showing where new drilling targets are being defined. With this program, Hecla has gained a 50% interest in the Wildcat claims with Everton Resources and Hecla remains operator. The achievement of 50% ownership of these properties and the establishment of joint ventures where Hecla is the operator allows the continuation of systematic exploration at these prospective properties when discretionary spending is available.

San Sebastian - Mexico

At San Sebastian, in Durango, Mexico, in-fill and exploration drilling have continued at the Middle Vein since the beginning of the year and the vein has now been traced for over 1,500 meters (5,000 feet) along strike and to a depth of over 300 meters (1,000 feet). Drilling has continued southeast past a splay of the San Ricardo fault that shows minor offset and initial results suggest the resource and potential open pit could extend even further southeast.

The upper portion of the Middle Vein contains shallow, high-grade mineralization that may be suitable to open pit mining. In the second quarter of 2014, 29 shallow in-fill core holes were drilled in this area to increase confidence in the shallow portion of the Middle Vein resource and extend the resource to the southeast. The results were very promising and included assay intervals such as 84.1 oz/ton silver and 0.32 oz/ton gold over 9.5 feet, 79.1 oz/ton silver and 0.12 oz/ton gold over 6.6 feet, and 31.9 oz/ton silver and 0.32 oz/ton gold over 14.6 feet. Step-out drilling to the southeast includes 16.7 oz/ton silver and 0.10 oz/ton gold over 7.3 feet. See more complete drill assay highlights in the Assay Results Table at the end of the release.

Further to the north from the Middle Vein area, a program of rotary air blast drilling in conjunction with conventional trenching was executed to evaluate a large highly prospective zone with thick soil cover. Several promising gold and silver anomalies were generated from this program and two new prospective quartz veins were discovered in trenches. This area is still in the early stage of evaluation but will likely be a priority core drill target area later this year.

Pre-development

At San Sebastian additional metallurgical work is being conducted, and engineering design is being advanced. The Company is modeling a new resource of the Middle Vein, incorporating new in-fill drilling and surface trenching. Hecla has expanded its exploration program to focus on additional mineral occurrences known to exist in the area that could add to the resource.

At San Juan Silver in Colorado, work continues on water discharge permits, environmental protection plans, storm water management and an amendment to the 5-year Plan of Operations (POO) for surface exploration drilling and operations. Subject to receipt of the permits and the amended POO, and improved market conditions, the Company expects to commence underground rehabilitation in order to establish drill platforms.

A reserve and resource table can be found on the Company's website at www.hecla-mining.com.

2014 GUIDANCE

Guidance for production, estimated cash costs, after by-product credits, and capital, exploration and pre-development expenditures for the year are unchanged from what was last reported, other than a reduction in cash cost, after by-product credits, per silver ounce for Greens Creek and Company-wide. For the full year 2014, the Company expects:

Mine	2014E¹ Silver Production (Moz)	2014E Gold Production (oz)	Cash cost, after by-product credits, per silver/gold ounce[2,3]
Greens Creek	6.5 - 7.0	55,000	$3.00
Lucky Friday	3.0	n/a	$9.75
Casa Berardi	n/a	125,000	$900
Company-wide	9.5 - 10.0	180,000	$5.00
Equivalent Production:
Including precious metals only	20[4]	338,000[4]
Including all metals	29[5]	493,000[5]

2014E capital expenditures (excluding capitalized interest)	$150 million
2014E pre-development and exploration expenditures	$18 million

(1) 2014E refers to the Company's expectations for 2014.

(2) Metal price assumptions used for calculations: Au $1,300/oz, Ag $20/oz, Zn $0.80/lb, Pb $0.90/lb; USD/CAD assumed at par.

(3) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of the release.

(4) Precious metals equivalent production of 20 million oz includes silver and gold production from Lucky Friday, Greens Creek and Casa Berardi converted using a 60:1 gold to silver conversion ratio.

(5) All metal equivalent production includes the equivalent in note 3 plus the zinc and lead tonnage production converted to silver using ratios of 80:1 (zinc to silver) and 90:1 (lead to silver)

COMMON STOCK DIVIDEND

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about September 5, 2014, to shareholders of record on August 27, 2014. The realized silver price was $19.62 in the second quarter and, therefore, did not satisfy the criteria for a larger dividend under the Company's dividend policy.

WARRANT PROCEEDS

The approximately $222 million cash balance at quarter end includes approximately $14.1 million of proceeds from the exercise in full of the Company’s outstanding Series 1 warrants during the quarter. The final Series 3 warrants expire on August 10, 2014. Hecla expects to use all of these warrant proceeds for the final payment of the Coeur d’Alene Basin environmental settlement during the third quarter.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, July 31, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-877-703-6110 or for international dialing 1-857-244-7309 . The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements, including 2014 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of the costs and completion date of the #4 Shaft project; (iii) guidance for 2014 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,300/oz., silver at $20/oz., zinc at $0.80/lb. and lead at $0.90/lb. and US dollar and Canadian dollar at par); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) expectations of growth; (vi) increased metals prices; (vii) expected availability of hydroelectric power at Greens Creek; (viii) the possibility of the following at Casa Berardi as a result of engineering work underway: increase in metallurgical recoveries, better control dilution, reduction of the development necessary to maintain production, positive impacts on revenue and cash costs, reduction of required capital, and expected life of mine benefit of $140 million; (ix) possible strike extensions of veins at the San Sebastian project; and (x) commencement of underground rehabilitation work at San Juan Silver. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Form 10-K, filed on February 19, 2014 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Loss
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Sales of products	$117,502	$85,330	$243,289	$161,780
Cost of sales and other direct production costs	71,039	60,008	148,780	96,833
Depreciation, depletion and amortization	27,735	20,211	53,538	34,218
	98,774	80,219	202,318	131,051
Gross profit	18,728	5,111	40,971	30,729

Other operating expenses:
General and administrative	8,159	7,482	16,100	14,421
Exploration	3,140	6,221	7,290	12,714
Pre-development	437	4,512	856	9,303
Other operating expense	693	205	1,411	1,229
Provision for closed operations and reclamation	1,267	1,845	2,371	3,639
Aurizon acquisition costs	—	20,308	—	25,600
Lucky Friday suspension-related income	—	(2,840)	—	(1,342)
	13,696	37,733	28,028	65,564
Income (loss) from operations	5,032	(32,622)	12,943	(34,835)
Other income (expense):
Gain on sale or impairment of investments	—	197	—	197
Unrealized gain (loss) on investments	(608)	—	80	—
Gain (loss) on derivative contracts	(11,601)	6,541	(2,149)	28,080
Interest and other income	97	829	176	183
Net foreign exchange gain (loss)	(5,382)	(144)	(1,248)	389
Interest expense, net of amount capitalized	(6,962)	(6,454)	(13,802)	(7,158)
	(24,456)	969	(16,943)	21,691
Loss before income taxes	(19,424)	(31,653)	(4,000)	(13,144)
Income tax benefit (provision)	5,025	6,795	1,242	(620)
Net loss	(14,399)	(24,858)	(2,758)	(13,764)
Preferred stock dividends	(138)	(138)	(276)	(276)
Loss applicable to common shareholders	$(14,537)	$(24,996)	$(3,034)	$(14,040)
Basic and diluted loss per common share after preferred dividends	$(0.04)	$(0.08)	$(0.01)	$(0.05)
Weighted average number of common shares outstanding - basic and diluted	344,216	303,566	343,437	294,317

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$222,083	$212,175
Accounts receivable:
Trade	21,033	17,672
Other, net	8,978	20,893
Inventories	50,954	48,837
Current deferred income taxes	37,898	35,734
Other current assets	5,934	8,324
Total current assets	346,880	343,635
Non-current investments	7,466	7,019
Non-current restricted cash and investments	883	5,217
Properties, plants, equipment and mineral interests, net	1,818,632	1,791,601
Non-current deferred income taxes	77,689	78,780
Other non-current assets and deferred charges	3,577	5,867
Total assets	$2,255,127	$2,232,119

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$39,414	$51,152
Accrued payroll and related benefits	22,533	18,769
Accrued taxes	10,442	7,881
Current portion of capital leases	8,410	8,471
Other current liabilities	8,057	6,781
Current portion of accrued reclamation and closure costs	58,190	58,425
Total current liabilities	147,046	151,479
Capital leases	12,061	14,332
Accrued reclamation and closure costs	56,968	46,766
Long-term debt	496,354	490,726
Non-current deferred tax liability	165,442	164,861
Other non-current liabilities	35,873	37,536
Total liabilities	913,744	905,700

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	87,516	85,896
Capital surplus	1,447,333	1,426,845
Accumulated deficit	(159,748)	(154,982)
Accumulated other comprehensive loss	(27,137)	(26,299)
Treasury stock	(6,620)	(5,080)
Total shareholders’ equity	1,341,383	1,326,419
Total liabilities and shareholders’ equity	$2,255,127	$2,232,119
Common shares outstanding	348,690	342,663

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2014	June 30, 2013
OPERATING ACTIVITIES
Net loss	$(2,758)	$(13,764)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	54,045	34,834
Gain on sale of investments	—	(195)
(Gain) loss on disposition of properties, plants, equipment and mineral interests	44	(125)
Provision for reclamation and closure costs	2,710	1,190
Stock compensation	2,561	1,870
Deferred income taxes	(6,840)	(1,610)
Amortization of loan origination fees	1,135	397
(Gain) loss on derivative contracts	6,231	(21,528)
Foreign exchange gain	(55)	—
Other non-cash charges, net	(986)	(25)
Change in assets and liabilities:
Accounts receivable	8,398	9,117
Inventories	(2,418)	3,601
Other current and non-current assets	1,617	4,254
Accounts payable and accrued liabilities	(17,084)	5,790
Accrued payroll and related benefits	9,069	(1,577)
Accrued taxes	2,582	(7,518)
Accrued reclamation and closure costs and other non-current liabilities	(1,222)	(4,436)
Cash provided by operating activities	57,029	10,275

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(57,461)	(60,291)
Acquisition of Aurizon, net of cash acquired	—	(321,117)
Proceeds from sale of investments	—	1,771
Proceeds from disposition of properties, plants and equipment	238	126
Purchases of investments	—	(5,738)
Changes in restricted cash and investment balances	4,334	55
Net cash used in investing activities	(52,889)	(385,194)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	14,112	—
Acquisition of treasury shares	(1,501)	(286)
Dividends paid to common shareholders	(1,715)	(4,277)
Dividends paid to preferred shareholders	(276)	(276)
Credit availability and debt issuance fees paid	(577)	(1,426)
Borrowings on debt	—	490,000
Repayments of capital leases	(4,525)	(3,425)
Net cash provided by financing activities	5,518	480,310
Effect of exchange rates on cash	250	—
Net increase (decrease) in cash and cash equivalents	9,908	105,391
Cash and cash equivalents at beginning of period	212,175	190,984
Cash and cash equivalents at end of period	$222,083	$296,375

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
GREENS CREEK UNIT
Tons of ore milled	201,146	211,755	403,861	409,578
Mining cost per ton	$73.09	$65.00	$69.98	$68.45
Milling cost per ton	$31.07	$32.98	$29.29	$35.26
Ore grade milled - Silver (oz./ton)	12.03	13.72	12.24	13.24
Ore grade milled - Gold (oz./ton)	0.12	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.25	3.65	3.20	3.49
Ore grade milled - Zinc (%)	8.57	8.81	8.57	8.61
Silver produced (oz.)	1,689,183	2,018,961	3,476,320	3,799,485
Gold produced (oz.)	14,931	15,486	29,940	29,175
Lead produced (tons)	5,044	5,778	9,869	10,613
Zinc produced (tons)	15,288	15,538	30,329	29,610
Total cash cost, net of by-product credits, per silver ounce (1)	$3.52	$2.71	$2.52	$3.79
Capital additions (in thousands)	$7,267	$15,581	$12,849	$26,758
LUCKY FRIDAY UNIT
Tons of ore processed	80,379	23,226	159,468	37,152
Mining cost per ton	$87.83	$140.93	$84.44	$134.02
Milling cost per ton	$21.81	$49.09	$21.21	$52.71
Ore grade milled - Silver (oz./ton)	10.73	10.04	10.06	9.82
Ore grade milled - Lead (%)	6.83	6.79	6.66	6.38
Ore grade milled - Zinc (%)	2.88	3.48	2.94	2.99
Silver produced (oz.)	820,786	217,096	1,520,391	337,588
Lead produced (tons)	5,185	1,426	9,995	2,132
Zinc produced (tons)	2,095	591	4,145	790
Total cash cost, net of by-product credits, per silver ounce (1)	$9.10	$32.19	$9.33	33.75
Capital additions (in thousands)	$12,277	$12,676	$22,787	$27,134
CASA BERARDI UNIT
Tons of ore processed	212,489	60,480	398,632	60,480
Mining cost per ton	$103.92	$108.39	$111.96	$108.39
Milling cost per ton	$19.23	$17.91	$20.89	$17.91
Ore grade milled - Gold (oz./ton)	0.15	0.13	0.17	0.13
Ore grade milled - Silver (oz./ton)	0.031	0.033	0.031	0.033
Gold produced (oz.)	28,623	6,740	59,882	6,740
Total cash cost, net of by-product credits, per gold ounce (1)	$952	$1,152	$917	$1,152
Capital additions (in thousands)	$10,978	$5,938	$23,834	$5,938

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures

(Unaudited)

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday Units
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
By-product value, all silver properties:
Zinc	$23,653	$19,823	$46,609	$38,940
Gold	15,997	18,169	32,257	36,437
Lead	16,988	11,332	32,755	20,524
Total by-product credits	$56,638	$49,324	$111,621	$95,901

By-product credits per silver ounce, all silver properties
Zinc	$9.42	$8.85	$9.32	$9.41
Gold	6.38	8.13	6.46	8.81
Lead	6.77	5.07	6.56	4.96
Total by-product credits	$22.57	$22.05	$22.34	$23.18

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi Unit (1)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Silver by-product value	$114	$37	$218	$37
Silver by-product credits per gold ounce	$3.98	$5.49	$3.64	$5.49

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total cash cost, before by-product credits (2)	$70,051	$61,777	$134,570	$121,700
By-product credits	(56,638)	(49,324)	(111,621)	(95,901)
Total cash cost, after by-product credits	13,413	12,453	22,949	25,799
Divided by silver ounces produced	2,509	2,237	4,996	4,137
Total cash cost, before by-product credits, per silver ounce	27.91	27.61	26.93	29.42
By-product credits per silver ounce	(22.57)	(22.05)	(22.34)	(23.18)
Total cash cost, after by-product credits, per silver ounce	$5.34	$5.56	$4.59	$6.24
Reconciliation to GAAP:
Total cash cost, after by-product credits	$13,413	$12,453	$22,949	$25,799
Depreciation, depletion and amortization	19,280	16,888	36,502	30,895
Treatment costs	(20,010)	(18,972)	(39,916)	(37,569)
By-product credits	56,641	49,324	111,624	95,901
Change in product inventory	(7,211)	8,436	(2,416)	3,832
Reclamation and other costs	383	536	908	639
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$62,496	$68,665	$129,651	$119,497

	Greens Creek Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total cash cost, before by-product credits (2)	$50,405	$51,342	$97,004	$105,250
By-product credits	(44,459)	(45,878)	(88,236)	(90,844)
Total cash cost, after by-product credits	5,946	5,464	8,768	14,406
Divided by silver ounces produced	1,689	2,019	3,476	3,799
Total cash cost, before by-product credits, per silver ounce	29.84	25.43	27.90	27.70
By-product credits per silver ounce	(26.32)	(22.72)	(25.38)	(23.91)
Total cash cost, after by-product credits, per silver ounce	$3.52	$2.71	$2.52	$3.79
Reconciliation to GAAP:
Total cash cost, after by-product credits	$5,946	$5,464	$8,768	$14,406
Depreciation, depletion and amortization	16,960	14,743	31,986	27,422
Treatment costs	(14,993)	(17,493)	(30,382)	(35,306)
By-product credits	44,462	45,878	88,239	90,844
Change in product inventory	(7,376)	8,869	(2,377)	4,707
Reclamation and other costs	340	524	868	624
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$45,339	$57,985	$97,102	$102,697

	Lucky Friday Unit
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total cash cost, before by-product credits (2)	$19,646	$10,435	$37,566	$16,450
By-product credits	(12,179)	(3,446)	(23,385)	(5,057)
Total cash cost, after by-product credits	7,467	6,989	14,181	11,393
Divided by silver ounces produced	820	217	1,520	338
Total cash cost, before by-product credits, per silver ounce	23.95	48.07	24.71	48.71
By-product credits per silver ounce	(14.85)	(15.88)	(15.38)	(14.96)
Total cash cost, after by-product credits, per silver ounce	$9.10	$32.19	$9.33	$33.75
Reconciliation to GAAP:
Total cash cost, after by-product credits	$7,467	$6,989	$14,181	$11,393
Depreciation, depletion and amortization	2,320	2,145	4,516	3,473
Treatment costs	(5,017)	(1,479)	(9,534)	(2,263)
By-product credits	12,179	3,446	23,385	5,057
Change in product inventory	165	(433)	(39)	(875)
Reclamation and other costs	43	11	40	15
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$17,157	$10,679	$32,549	$16,800

	Casa Berardi Unit (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total cash cost, before by-product credits (2)	$27,351	$7,804	$55,159	$7,804
By-product credits	(114)	(37)	(218)	(37)
Total cash cost, after by-product credits	27,237	7,767	54,941	7,767
Divided by gold ounces produced	28.62	6.74	59.88	6.74
Total cash cost, before by-product credits, per gold ounce	955.54	1,157.86	921.13	1,157.86
By-product credits per gold ounce	(3.98)	(5.49)	(3.64)	(5.49)
Total cash cost, after by-product credits, per gold ounce	$951.56	$1,152.37	$917.49	$1,152.37
Reconciliation to GAAP:
Total cash cost, after by-product credits	$27,237	$7,767	$54,941	$7,767
Depreciation, depletion and amortization	8,456	3,324	17,037	3,324
Treatment costs	(131)	(9)	(229)	(9)
By-product credits	114	37	218	37
Change in product inventory	395	414	288	414
Reclamation and other costs	207	21	412	21
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$36,278	$11,554	$72,667	$11,554

	Total, All Locations
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation to GAAP:
Cash cost, after by-product credits	$40,650	$20,220	$77,890	$33,566
Depreciation, depletion and amortization	27,736	20,212	53,539	34,219
Treatment costs	(20,141)	(18,981)	(40,145)	(37,578)
By-product credits	56,755	49,361	111,842	95,938
Change in product inventory	(6,816)	8,850	(2,128)	4,246
Reclamation and other costs	590	557	1,320	660
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$98,774	$80,219	$202,318	$131,051

(1) On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

(2) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net Loss Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders

This release refers to a non-GAAP measure of Adjusted net income (loss) applicable to common stockholders and Adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss applicable to common shareholders (GAAP)	$(14,537)	$(24,996)	$(3,034)	$(14,040)
Adjusting items:
(Gains) losses on derivatives contracts	11,601	(6,541)	2,149	(28,080)
Provisional price losses (gains)	210	15,095	948	17,795
Environmental accruals	856	—	856	—
Foreign exchange (gain) loss	5,382	144	1,248	(389)
Lucky Friday suspension-related income	—	(2,840)	—	(1,342)
Aurizon acquisition costs	—	20,308	—	25,600
Aurizon product inventory fair value adjustment	—	550	—	550
Income tax effect of above adjustments	(4,333)	(12,022)	(1,249)	(6,540)
Adjusted net income (loss) applicable to common shareholders	$(821)	$(10,302)	$918	$(6,446)
Weighted average shares - basic	344,216	303,566	343,437	294,317
Weighted average shares - diluted	344,216	303,566	343,437	294,317
Basic adjusted net income (loss) per common share	$—	$(0.03)	$—	$(0.02)
Diluted adjusted net income (loss) per common share	$—	$(0.03)	$—	$(0.02)

Reconciliation of Adjusted EBITDA to Generally Accepted Accounting Principles (GAAP)

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses . Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net loss	$(14,399)	$(24,858)	$(2,758)	$(13,764)
Plus: Interest expense, net of amount capitalized	6,962	6,454	13,802	7,158
Plus/(Less): Income taxes	(5,025)	(6,795)	(1,242)	620
Plus: Depreciation, depletion and amortization	27,735	20,211	53,538	34,218
Plus: Exploration expense	3,140	6,221	7,290	12,714
Plus: Pre-development expense	437	4,512	856	9,303
Foreign exchange (gain) loss	5,382	144	1,248	(389)
Plus: Aurizon acquisition costs	—	20,308	—	25,600
Plus: Aurizon product inventory fair value adjustment	—	550	—	550
Less: Lucky Friday suspension-related income	—	(2,840)	—	(1,342)
Plus/(Less): Losses (gains) on derivative contracts	11,601	(6,541)	2,149	(28,080)
Plus: Provisional price losses	210	15,095	948	17,795
Other	3,799	1,200	5,030	3,442
Adjusted EBITDA	$39,842	$33,661	$80,861	$67,825

Assay Results - Q2 2014

Greens Creek (Alaska)
Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Deep 200 South	GC3789	234/-80	195.50	202.00	5.4	27.67	0.03	10.50	5.23	-1443
			247.00	251.80	4.6	23.48	0.02	5.01	2.39	-1492
	GC3796	063/-62	392.30	409.50	14.6	12.92	0.06	4.82	2.55	-1607
	GC3797	069/-57	240.10	247.00	5.4	29.19	0.03	4.22	2.10	-1453
	GC3798	063/-84	239.50	241.30	1.8	33.45	0.11	1.58	0.81	-1499
			371.00	377.40	6.2	16.40	0.00	4.23	2.10	-1627
	GC3801	072/-68	227.40	236.50	8.7	23.97	0.03	2.12	1.30	-1464
	GC3804	119/-79	259.30	270.80	11.5	20.66	0.03	5.29	2.28	-1506
	GC3805	243/-61	400.30	404.80	4.1	17.93	0.10	6.28	2.99	-1604
	GC3808	052/-55	284.80	295.00	6.3	23.98	0.02	2.07	1.03	-1489
			353.00	378.90	22.9	17.04	0.02	3.97	2.07	-1549
	GC3809	243/-83	381.90	387.80	5.9	31.98	0.31	5.44	2.78	-1639
	GC3810	041/-67	213.10	221.10	7.7	13.64	0.02	2.08	0.87	-1449
			308.00	312.20	4.1	21.85	0.03	4.42	2.30	-1537
	GC3812	063/-53	341.80	353.80	8.8	20.00	0.02	8.97	4.72	-1531
	GC3813	011/-80	327.30	334.60	7.3	16.77	0.18	2.61	1.28	-1577
	GC3814	256/-55	386.00	389.60	3.2	44.34	0.40	23.14	12.42	-1571
	GC3817	063/-64	280.00	284.20	3.5	14.70	0.05	2.20	1.32	-1513
			391.60	400.50	8.4	12.64	0.03	2.49	1.14	-1614
	GC3820	063/-51	375.80	387.90	8.6	16.31	0.02	8.97	4.63	-1555
			407.00	413.00	4.6	19.70	0.02	2.34	1.13	-1578
	GC3821	145/-86	231.30	233.00	1.6	21.25	0.01	0.52	0.24	-1484
			342.90	348.60	5.7	24.73	0.44	15.42	7.83	-1595
	GC3823	243/-86	399.20	408.10	8.8	14.73	0.14	5.50	2.97	-1658
	GC3825	243/-71	240.10	243.20	3.0	29.59	0.05	1.90	1.15	-1484
	GC3826	084/-80	205.80	215.70	9.8	16.36	0.02	0.65	0.27	-1461
			356.70	366.40	9.5	25.69	0.99	2.26	1.21	-1610
	GC3827	243/-58	429.50	434.60	4.7	19.80	0.24	11.05	5.59	-1622
	GC3829	073/-67	335.10	340.80	4.9	15.66	0.13	7.27	3.61	-1567
			383.10	390.50	6.2	16.78	0.11	4.92	2.51	-1611
	GC3831	071/-55	283.20	297.40	8.7	22.60	0.02	3.54	2.02	-1489
			383.60	409.60	20.2	22.79	0.07	5.05	2.78	-1576
	GC3833	070/-44	383.00	397.40	6.1	23.44	0.01	1.74	0.74	-1528
	GC3834	063/-61	302.00	304.70	2.1	23.38	0.04	5.88	2.61	-1525
			375.00	398.50	19.5	19.20	0.02	3.63	1.75	-1592
			431.80	439.90	5.6	17.20	0.10	5.08	2.64	-1639
	GC3835	243/-70	293.70	309.80	15.0	10.67	0.08	4.73	2.43	-1536
			365.20	374.00	8.6	36.66	0.46	4.61	2.30	-1603
	GC3836	243/-69	203.90	208.20	4.1	16.70	0.15	3.18	2.41	-1437
	GC3837	243/-55	216.20	219.20	2.6	63.87	0.15	5.16	2.60	-1424
	GC3839	243/-45	254.50	290.00	27.2	26.49	0.44	5.83	2.87	-1427
	GC3842	288/-72	194.10	199.10	4.8	24.14	0.03	6.27	3.30	-1433
	GC3843	260/-53	226.80	241.30	12.9	85.11	0.18	10.15	4.76	-1428
			267.00	272.00	3.3	69.73	0.16	8.33	3.91	-1464
	GC3844	253/-41	261.60	268.00	5.1	17.80	0.06	4.40	2.27	-1420
			275.40	278.20	2.2	36.85	0.10	12.99	6.33	-1430
			280.20	287.70	6.0	16.09	0.22	4.05	1.95	-1433
	GC3845	275/-48	239.20	251.20	11.0	18.41	0.84	13.68	5.37	-1425
	GC3847	296/-54	220.00	232.60	12.0	17.60	0.16	10.81	4.39	-1427

* At Greens Creek, due to the irregularity in shape of orebodies, width is horizontal width.

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Upper 113 (111)	CBW-0310-001	11060	013/-30	148.6	158.1	8.2	0.88	-1104.4
Upper 113	CBW-350-047	11070	240/13	150.9	163.1	11.8	1.62	-1096.6
	CBW-350-048	11110	195/65	160.8	196.9	15.1	0.55	-964.4
Lower 113	CBW-0870-066	11370	335/-19	47.2	82.0	32.8	0.50	-2863.2
	CBW-0870-069	11390	351/-80	78.7	111.5	5.6	0.98	-2936.7
Lower 113	CBW-0890-020	11390	180/-8	160.8	177.8	16.7	0.44	-2931.3
Upper 118 (118-45)	CBP-0530-155	12190	185/3	134.5	153.5	19.0	0.40	-1740.6
	CBP-0530-156	12180	216/9	88.6	109.6	20.7	0.38	-1725.4
Lower 118 (118-27)	CBP-0850-026	12000	179/-31	18.0	88.6	60.4	0.29	-2816.1
(118-27)	CBP-0850-029	11990	179/-40	19.7	98.4	60.4	0.24	-2819.1
(118-27)	CBP-0850-037	11940	180/-40	98.4	114.8	12.5	0.25	-2857.5
Lower 118 (118-27)	CBP-0870-001	12045	181/-55	38.4	125.7	50.2	0.22	-2925.4
(118-27)	CBP-0870-002	12045	180/-41	32.5	119.4	65.6	0.20	-2906.1
(118-27)	CBP-0870-003	12045	179/-24	25.3	110.6	78.1	0.21	-2889.5
(118-27)	CBP-0870-004	12045	179/0	23.0	91.9	68.9	0.21	-2855.0
(118-27)	CBP-0870-005	12045	178/6	25.3	92.5	66.9	0.21	-2846.8
(118-27)	CBP-0870-010	12060	180/9	25.6	84.6	58.4	0.22	-2844.4
(118-27)	CBP-0870-015	12030	180/-45	34.1	119.8	60.7	0.20	-2914.0
(118-27)	CBP-0870-016	12030	182/-17	24.9	90.9	63.0	0.22	-2877.5
(118-27)	CBP-0870-017	12030	180/-6	23.6	78.7	54.8	0.24	-2862.4
(118-27)	CBP-0870-019	12015	180/-36	21.0	98.8	63.0	0.43	-2896.5
Principal (124-40)	CBP-0589	12925	185/-20	803.8	832.7	14.3	0.35	-1164.3
(124-40)	CBP-0594	13025	188/-15	826.8	847.4	13.0	0.32	-1164.3
Principal (125-83)	CBP-0290-082	12470	175/-35	102.7	118.8	13.1	0.52	-1000.5
(125-84)	CBP-0290-091	12450	180/-34	120.4	134.5	11.8	0.34	-1009.6
(125-85)	CBP-0290-095	12405	173/-46	104.3	128.9	17.1	0.24	-1030.8
(125-84)	CBP-0290-098	12410	170/7	81.7	101.4	19.7	0.26	-929.5
(125-84)	CBP-0290-104	12440	179/-43	140.4	157.5	12.5	0.30	-1041.8
(125-84)	CBP-0290-112	12420	179/-39	133.9	159.8	20.0	0.22	-1038.8
(125-85)	CBP-0290-120	12450	180/-51	142.7	164.0	13.1	0.29	-1059.6
(125-84)	CBP-0290-124	12390	180/-48	127.3	149.6	15.1	0.24	-1047.8

Lucky Friday (Idaho)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Ag (oz/ton)	Zinc (%)	Lead (%)	Mine Level	Elevation (feet)
5	GH68-14	188.6/-22.6	799.3	807.1	6.6	14.4	2.1	9.9	6873	-3493
20	GH66-03	180.4/-8.9	725.7	730.8	5.6	11.4	4.1	8.6	6695	-3315
20	GH68-10	200/-26.8	820	827.9	6.5	8.6	3.3	5.9	6933	-3553
20	GH71-12	192.5/-30.6	986	991.6	4.4	13.8	9.5	10.9	7140	-3760
30	GH68-08	165/-21.6	934.2	939.6	6.7	22.1	8.9	14	6962	-3582
30	GH68-09	168.8/-14.3	827.5	842.4	14	28.6	2.8	14.5	6801	-3421
30	GH66-03	180.4/-8.9	704.1	715.7	11.4	24.4	13.8	16.8	6693	-3313
30	GH68-10	200/-26.8	806.5	813.5	5.8	18.1	9.2	16.7	6927	-3547
30	GH71-12	192.5/-30.6	969.8	975.9	4.8	30.2	9.2	21.3	7132	-3752
30	GH67-10	176.7/-15.5	758.7	770	10.4	13.2	12.5	9.7	6782	-3402
30	GH68-14	188.6/-22.6	769.3	778.5	8.2	13	12.4	10.5	6862	-3482
50	GH68-10	200/-26.8	769.7	779.1	7.6	7.7	2.6	0.1	6911	-3531
90	GH68-14	184.2/-25.8	557.6	563	4.8	13	14.1	16.9	6773	-3393
110	GH68-09	163.4/-18.2	601.8	609.5	6.7	7.5	0.1	8.9	6738	-3358
110	GH71-12	190.6/-36.2	677.6	681.7	3.2	10.2	0.1	0.1	6969	-3589
110	GH67-10	174.7/-17.1	555.2	557.9	2.6	28.7	10.3	15.7	6723	-3343
110	GH68-14	184.6/-27.7	548.3	551.6	2.9	48.4	0.1	8.1	6768	-3388

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
Middle Vein	SS-490	187.8	194.4	6.6	6.5	0.12	29.44
Middle Vein	SS-492	97.2	103.2	6.0	6.0	0.02	6.91
Middle Vein	SS-493	210.3	217.7	7.4	7.4	0.43	79.08
Middle Vein	SS-494	133.8	138.1	4.3	4.3	0.03	6.23
Middle Vein	SS-497	155.5	170.1	14.6	14.5	0.32	31.87
Middle Vein	SS-500	70.9	78.9	8.0	7.3	0.04	7.12
Middle Vein	SS-501	181.9	189.6	7.7	7.5	0.04	6.66
Middle Vein	SS-502	85.9	90.1	4.2	4.0	0.08	9.34
Middle Vein	SS-505	166.3	171.9	5.5	5.4	0.07	6.46
Middle Vein	SS-508	110.5	120.1	9.5	9.5	0.40	84.08
Middle Vein	SS-509	84.3	86.5	2.3	2.2	0.03	8.83
Middle Vein	SS-511	44.8	48.6	3.7	3.4	0.12	9.24
Middle Vein	SS-513	84.8	92.1	7.3	7.0	0.09	16.67
Middle Vein	SS-514	71.5	73.5	2.0	2.0	0.04	7.02

CONTACT:
Hecla Mining Company
Investor Relations
Vice President – Investor Relations
Mike Westerlund, 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
http://www.hecla-mining.com